Exhibit 99.1

Command Center Announces Definitive Merger Agreement, Transition to Franchise Model

DENVER, Colorado – April 8, 2019 – Command Center, Inc. (Nasdaq: CCNI) (“Command Center” or the “Company”), a national provider of on-demand and temporary staffing solutions, today announced it has entered into a definitive agreement (“Merger Agreement”) to merge with Hire Quest Holdings, LLC (“Hire Quest”), operating as Trojan Labor and Acrux Staffing, a privately-held provider of blue collar, light industrial and administrative staffing, in an all-stock transaction. Rick Hermanns, Chief Executive Officer of Hire Quest, has 29 years of experience in the temporary staffing industry and will serve as Chief Executive Officer of the combined entity.

As consideration for the ownership interests of Hire Quest, Command Center will issue approximately 9.8 million common shares to Hire Quest’s members. As a result, the current owners of Hire Quest will own approximately 68% of Command Center, of which Hire Quest will be a wholly-owned subsidiary, and Mr. Hermanns will beneficially own approximately 39% of Command Center. At closing, there will be approximately 14.5 million common shares issued and outstanding, and Hire Quest will be acquired on a cash-free/debt-free basis. In conjunction with the transaction the Company also intends to commence a self-tender, as described below, available exclusively to existing Command Center shareholders.

Rick Coleman, President and Chief Executive Officer of Command Center stated, “This exciting transaction is the culmination of the strategic review process initiated by the Company’s Board of Directors (the “Board”) with the help of our investment banker, D.A. Davidson. During this review, we identified an opportunity to combine with Hire Quest, creating immediate scale and allowing us to transition our existing branches to a franchise model. By modeling Hire Quest’s success as a franchise operator, we will create a system that is more customer- and employee-centric, more decentralized, and one in which local franchise owners are incentivized to achieve maximum results. Hire Quest has 93 branches in 20 states, presenting a strategically ideal geographic footprint with Command Center’s 67 branches in 22 states. Over the coming weeks, we will thoughtfully evaluate our operations in the limited areas of overlap and believe that all of our combined operations will benefit from our significant economies of scale. If Hire Quest revenue were determined on a similar basis as Command Center’s, as if all locations were owned rather than most being franchises, then estimated system-wide unaudited revenue for the year ended December 31, 2018 would have been approximately $189 million. Based on our current projections, after some period of integration and normalization, we believe the combined entities will produce annual EBITDA in excess of $15 million, exclusive of growth opportunities.” EBITDA represents earnings before interest income, interest expense, income tax expense, depreciation and amortization of intangible assets.  EBITDA is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP.

The transaction is expected to close in the second quarter of 2019, or shortly thereafter, subject to standard closing conditions, including approval by Command Center shareholders of i) an amendment to our charter to increase authorized shares of Company common stock, ii) a change in the name of the Company to HireQuest, Inc., iii) the issuance of Company common stock pursuant to the Merger Agreement and iv) the resulting change of control pursuant to Nasdaq listing rules. Upon closing of the transaction, Hire Quest will be merged with a subsidiary of Command Center to become a wholly-owned subsidiary of the Company, and immediately thereafter merge with and into a second wholly-owned subsidiary of the Company. Command Center will discuss the potential financial impact of the expected merger on its fourth quarter earnings call scheduled for April 10, 2019. The Company will file with the Securities and Exchange Commission (“SEC”) a proxy statement containing full details of the proposed transaction, which will be delivered to the Company’s shareholders following SEC review.

Hire Quest operates its business primarily on a franchise model, which allows operating revenue from staffing services to stay at the franchise location. We expect that as Command Center converts its branches to independent franchises post-transaction, its revenue will decrease but its operating margins and profitability will increase.

Mr. Hermanns stated, “This transaction represents an exciting path forward for Command Center and its shareholders. The merger will create a strong national presence and meaningful scale, helping us capture market share. More importantly, as we transition to the franchise model, we expect to generate improved levels of profitability and cash flow. We are excited to join with Command Center and look forward to unlocking the benefits of a national scaled platform.”

Tender Offer

In connection with the transaction, Command Center, Inc. intends to commence a self-tender offer at $6.00 per share for up to 1,500,000 shares of its common stock that is contingent on the closing of the merger described above. If the number of shares properly tendered at the $6.00 per share purchase price and not properly withdrawn prior to the expiration date of the tender offer would result in the purchase of more than 1,500,000 shares, Command Center will purchase shares tendered on a pro rata basis. The tender offer will not be conditioned upon any minimum number of shares being tendered.

Neither Command Center nor its Board is making any recommendation whether stockholders should tender or refrain from tendering their shares. Command Center is not making a recommendation as to whether stockholders should tender shares into the offer because it believes that stockholders should make their own decisions based on their views as to the value of Command Center’s shares and its prospects, as well as stockholders’ liquidity needs, investment objectives and other individual considerations. Stockholders must decide whether to tender their shares and, if so, how many shares to tender. Stockholders should discuss whether to tender their shares with their broker or other financial or tax advisor.

Command Center was advised by D.A. Davidson & Co. and Olshan Frome Wolosky LLP on the transaction while Hire Quest was advised by Raymond James and Hill Ward Henderson.

Important Information for Shareholders

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

Certain Information Regarding Participants

Command Center, and its directors and executive officers may be considered participants in the solicitation of proxies in connection with the proposed transaction. Information about the directors and executive officers of Command Center will be set forth in its Annual Report on Form 10-K for the fiscal year ended December 28, 2018, which will be filed with the SEC when it becomes available, and its proxy statement, which will be filed with the SEC when it becomes available. You may obtain these documents (when they become available) free of charge through the website maintained by the SEC at http://www.sec.gov.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the merger with Hire Quest and the tender offer, and the expected benefits from such transactions, including economies of scale, increased profitability and cash flows and the ability to capture additional market share. All statements other than statements of historical facts contained herein, including the statements identified in the preceding sentence and other statements regarding our future financial position and results of operations (such as expected annual EBITDA), liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us or Hire Quest, are intended to identify forward- looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs as a combined company.

Important factors that could cause actual results to differ from those in the forward-looking statements include: the possibility that the merger and/or the tender offer will not close; the possibility that anticipated benefits from the Merger will not be realized, or will not be realized within the expected time period; the possibility that the Merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions including the failure of the Company to obtain the Required Approvals pursuant to the Merger; the risk that the Company and Hire Quest businesses will not be integrated successfully and disruption from the Merger making it more difficult to maintain business and operational relationships; the possibility that only a fraction of the shares covered by the tender offer will be tendered; and the possibility that the tender offer price of $6.00 per share will not reflect the fair market value of the shares.

Further information on risks we face is contained in our filings with the SEC, including our Form 10-K for the fiscal year ended December 28, 2018, and will be contained in our SEC filings in connection with the merger and the tender offer. Any forward-looking statement made by us herein speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

About Hire Quest LLC

Hire Quest is a trusted name in temporary staffing. Hire Quest provides the back-office support team for Trojan Labor and Acrux Staffing franchised branch locations across the United States. Trojan Labor provides temporary staffing services which includes general labor, industrial, and construction personnel. Acrux Staffing provides temporary staffing services which includes skilled, semi-skilled and general labor industrial personnel, as well as clerical and secretarial personnel.

About Command Center

Command Center provides flexible on-demand employment solutions to businesses in the United States, primarily in the areas of light industrial, hospitality and event services. Through 67 field offices in 22 states, the company provides employment annually for approximately 32,000 field team members working for over 3,600 clients. For more information about Command Center, go to commandonline.com.

Company Contact:	Investor Relations Contact:
Command Center, Inc.	Hayden IR
Cory Smith, CFO	Brett Maas
(866) 464-5844	646-536-7331
Email: cory.smith@commandonline.com	Email: brett@haydenir.com

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